Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Amends and Extends Bank Agreement

Newark, NY – January 25, 2013 – IEC Electronics Corp. (NYSE MKT: IEC) today announced that it has amended its credit facility with Manufacturers and Traders Trust Company (“M&T Bank) to, among other changes, convert a portion of its long term and revolving debt to term loans with fixed or effectively fixed rates, lower the interest rate range on certain existing and new advances, extend certain maturity dates, lower the range of unused line fees, and eliminate excess cash flow prepayment requirements. Additionally, the revolving credit facility will continue to provide for maximum borrowings of $20 million.

Details of the new credit facility can be found on Form 8-K filed with the Securities and Exchange Commission.

Vincent A. Leo, Chief Financial Officer stated “We are pleased to finalize the latest amendment to our credit agreement with M&T which, among other benefits, allowed us to lock in very favorable rates on our debt. The continued commitment from M&T to provide IEC with a solid banking relationship is extremely valuable to our team.”

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratory (DRTL) the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis for counterfeit electronics parts. IEC Electronics is headquartered in Newark, NY (near Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	John Nesbett or Jennifer Belodeau
Institutional Marketing Services (IMS)
(203)972-9200
jnesbett@institutionalms.com
jbelodeau@institutionalms.com

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